FORM 15
          (Adopted in Release No 34-20784 ( 83,508), March 22, 1984,

                   effective March 30 1984, 49 F.R. 1Z688)

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12 (g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15 (d) of the Securities Exchange Act of 1934

                        Commission File Number: 33-94448

                    GMAC Commercial Mortage Securities, Inc.
             (Exact name of registrant as specified in its charter)

                      650 Dresher Road, Horsham , PA 19044
          (Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)

  GMAC Commercial Mortgage Securities, Inc. Mortgage Pass-Though Certificate

                                 Series 1996-C1

           (Title of each class of securities covered by this Form)

            Classes A-1, A-2A, A-2B, B, C, D, E, F, G, H, X-1, X-2 (Titles of all other classes of securities for which a duty to file reports under Section 13 (a) or 15 (d) remains)

  Pleaseplace an X in the box(es) to designate the appropriate provision(s) relied upon to terminate or suspend the duty to file reports:

                          Rule 12g-4(a)(1)(i) [ ] Rule
                               12h-3(b)(1)(ii) [ ]

                          Rule 12g-4(a)(1)(ii) [ ] Rule
                               12h-3(b)(2)(i) [ ]

                          Rule 12g-4(a)(2)(i) [ ] Rule
                               12h-3(b)(2)(ii) [ ]

                          Rule 12g-4(a)(2)(ii) [ ] Rule

                                   15d-6 [ x]

                                           Rule 12h-3(b)(1)(i)     [    ]

                Approximate number of holders of record as of
                    the certificatation or notice date: 99

     Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in its charter) has caused this certification/

 notice to be signed on its behalf by the undersigned duly authorized person

                DATE: January 30, 1998 BY: WILLIAM G. SWAN, VP
  Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the

                                General Rules and

   Regulations under the Securities Exchange Act of 1934. The registration shall file with the

  Commission three copies of form 15, one of which shall be manually signed.
                               It may be signed

   by an officer of the registrant, by counsel or any other duly authorized person. The name and

   title of the person signing the form shall be typed or printed under the signature.